EXHIBIT 99.1

Emclaire Financial Corp. Reports Earnings Growth in 2011; Announces Annual Meeting Date

EMLENTON, Pa., Jan. 31, 2012 (GLOBE NEWSWIRE) -- Emclaire Financial Corp. (Nasdaq:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income of $3.8 million for 2011, compared to $3.1 million for 2010. Primarily contributing to the improvement of earnings was an increase in net interest income and a decrease in the provision for loan losses, along with a modest increase in recurring noninterest income. The Corporation realized a return on average assets of 0.78% and a return on average common equity of 8.98% for the year ended December 31, 2011, which compares favorably to 0.64% and 8.48%, respectively, as reported for 2010.

Net income was $1.2 million for the quarter ended December 31, 2011, compared to $583,000 for the same period in 2010. The fourth quarter of 2011 included $100,000 in provision for loan loss compared to $841,000 for the same quarter in 2010.

FINANCIAL HIGHLIGHTS

  Net income was $1.2 million for the quarter ended December 31, 2011, increasing $570,000 from $583,000 for the same period last year. For the year ended December 31, 2011, net income was $3.8 million, up $764,000 or 24.9% from $3.1 million a year ago.
  Net interest income improved 4.5% and 4.2% for the quarter and year ended December 31, 2011, respectively, compared to the same periods last year as the Corporation experienced sound loan growth in 2011 of $6.4 million or 2.1% and executed balance sheet strategies that reduced borrowed funds by $10.0 million. This led to an increase in net interest margin to 3.47% for the year ended December 31, 2011 from 3.39% for the prior year.
  Assets increased $10.0 million or 2.1% to $491.9 million at December 31, 2011, from $481.9 million at December 31, 2010.
  Customer deposits grew $6.8 million or 1.7% to $416.5 million at December 31, 2011 from $409.7 million at December 31, 2010.
  Stockholders' equity grew by $11.6 million or 29.7% to $50.7 million at December 31, 2011 from $39.1 million at December 31, 2010. During the first quarter of 2011, the Corporation raised $4.6 million in capital, net of expenses through the issuance of 290,004 shares of common stock in a private placement to accredited investors. During the third quarter of 2011, the Corporation received a $10.0 million investment from the U.S. Treasury Department under the Small Business Lending Fund ("SBLF"), a portion of which was used to fully redeem the $7.5 million of preferred stock issued to the Treasury under the TARP Capital Purchase Program ("TARP/CPP").
  The Corporation's nonperforming assets decreased $1.1 million or 15.9% to $5.9 million or 1.19% of total assets at December 31, 2011 from $7.0 million or 1.45% of total assets at December 31, 2010. Classified and criticized loans decreased $616,000 or 5.0% to $11.8 million from $12.4 million during the year.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, "The Board of Directors, management and I are quite pleased with the record earnings for 2011 and the continued growth of our franchise. During this past year, we have seen a strong increase in net interest revenues and core noninterest revenues and disciplined management of operating expenses. Further, we solidified our already sound capital and earnings base through our first quarter common stock offering, the SBLF funding and TARP/CPP repayment, and through hands-on balance sheet and credit quality management. Our record financial performance was a direct result of our business development efforts, customer retention strategies and expansion in our markets."

YEAR-TO-DATE OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $640,000 or 23.9% to $3.3 million or $1.98 per common share in 2011, compared to $2.7 million or $1.85 per common share in 2010. The increase was primarily related to a $624,000 increase in net interest income and a $886,000 decrease in the provision for loan losses, partially offset by a $365,000 decrease in noninterest income and increases in noninterest expense and the provision for income taxes of $232,000 and $149,000, respectively.

Net interest income increased $624,000 or 4.2% to $15.4 million for the year ended December 31, 2011 from $14.8 million in 2010. The increase in net interest income was primarily related to a decrease in interest expense of $1.2 million or 16.9% as the Corporation's cost of funds decreased 29 basis points to 1.33% for 2011 from 1.62% for 2010. Driving this improvement was a $718,000 decrease in interest paid on deposits and a $479,000 decrease in interest paid on borrowings, the latter of which related to the Corporation's repayment of $10.0 million in borrowings during the year. The Corporation improved its non-time deposit ratio to 65.1% at December 31, 2011 from 64.7% at December 31, 2010, resulting in an overall reduction in deposit costs.

Noninterest income decreased $365,000 or 8.7% to $3.8 million for the year ended December 31, 2011 from $4.2 million for the same period in 2010. The decrease was primarily related to a $493,000 decrease in nonrecurring securities gains and a $180,000 decrease in fees from financial services, which were partially offset by increases in customer service fees and other income of $71,000 and $248,000, respectively. Excluding the securities gains, recurring noninterest income increased 3.9% to $3.4 million in 2011 from $3.2 million in 2010.

The provision for loan losses declined $886,000 or 67.8% to $420,000 for the year ended December 31, 2011 from $1.3 million in 2010. The decrease was primarily related to the successful resolution and payoff of certain nonperforming commercial credit relationships in the third quarter of 2011, which led to a decline in the ratio of nonperforming assets to total assets to 1.19% at December 31, 2011 from 1.45% at December 31, 2010 and an overall decrease in the provision for loan losses. The Corporation continues to maintain sound asset quality as delinquencies continue to remain below national and peer averages.

Noninterest expense increased $232,000 or 1.7% to $14.0 million for the year ended December 31, 2011 from $13.8 million for the prior year.  The increase was primarily related to increases in compensation and benefits, premises and equipment, professional fees and other noninterest expense of $248,000, $55,000, $158,000 and $54,000, respectively. Included in other noninterest expense was $336,000 in prepayment penalties incurred in the third quarter of 2011 associated with the early retirement of a $5.0 million Federal Home Loan Bank advance, compared to $557,000 in prepayment penalties related to the early retirement of $10.0 million in advances during 2010. On a recurring basis, which excludes the impact of the aforementioned prepayment penalties, noninterest expense increased $453,000 or 3.4% between the two annual periods.

The provision for income taxes increased $149,000 or 18.6% to $950,000 for the year ended December 31, 2011 from $801,000 for 2010. This increase was primarily related to an increase in pre-tax net income while the effective tax rate decreased slightly to 19.9% for 2011, compared to 20.7% for 2010.

The Corporation realized an annualized return on average assets and common equity of 0.78% and 8.98%, respectively, for the year ended December 31, 2011, compared to 0.64% and 8.48%, respectively, for 2010.

FOURTH QUARTER OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $548,000 to $1.0 million or $0.59 per common share for the quarter ended December 31, 2011 compared to $485,000 or $0.33 per common share for the same period last year. This increase was primarily related to a $741,000 decrease in provision for loan losses and a $174,000 increase in net interest income. Excluding $55,000 in other-than temporary impairment charges incurred during the fourth quarter of 2010, recurring noninterest income increased $15,000 or 1.8% to $863,000 for the current period from $848,000 for the same period last year. Partially offsetting these favorable variances, noninterest expense and the provision for income taxes increased $236,000 and $179,000, respectively, between the two quarterly periods. The Corporation continues to experience growth in recurring revenues as the aforementioned balance sheet management strategies and prudent management of deposit costs have fueled net interest income growth. The decrease in the provision for loan losses mostly relates to a reduction in classified and criticized assets and an overall improvement in credit quality.

The Corporation realized an annualized return on average assets and common equity of 0.93% and 10.23%, respectively, for the three months ended December 31, 2011, compared to 0.48% and 5.92%, respectively, for the same period last year.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $10.0 million or 2.1% to $491.9 million at December 31, 2011 from $481.9 million at December 31, 2010. Asset growth was primarily driven by increases in customer deposits of $6.8 million and stockholders' equity of $11.6 million, which funded increases in net loans of $6.4 million or 2.1% and cash and equivalents of $9.2 million or 48.2% and a reduction in borrowed funds of $10.0 million or 33.3%.

Total nonperforming assets were $5.9 million or 1.19% of total assets at December 31, 2011 compared to $7.0 million or 1.45% of total assets at December 31, 2010. This decrease in nonperforming assets was primarily due to the successful resolution and payoff of certain nonperforming commercial credit relationships, one of which represented $1.3 million in outstanding balances at December 31, 2010. Classified and criticized assets decreased $616,000 or 5.0% to $11.8 million at December 31, 2011 from $12.4 million at December 31, 2010.

Stockholders' equity increased $11.6 million or 29.7% to $50.7 million at December 31, 2011 compared to $39.1 million at December 31, 2010. Driving this change was an increase in common equity of $9.1 million or 29.0% to $40.7 million from $31.6 million, respectively, $4.6 million of which related to the private stock offering completed in early 2011. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at 10.3% of total assets. Book value and tangible book value per common share were $23.25 and $20.26, respectively, at December 31, 2011, compared to $21.67 and $17.77, respectively, at December 31, 2010.

ANNUAL SHAREHOLDER MEETING

In addition to reporting earnings, the Corporation announced that the annual meeting of shareholders will be held on Wednesday, April 25, 2012 at 9:00 a.m. at the main office of The Farmers National Bank of Emlenton, in Emlenton, Pennsylvania. The voting record date for the purpose of determining stockholders eligible to vote on proposals presented at the annual meeting will be March 1, 2012.

Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 13 full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the NASDAQ Capital Market under the symbol "EMCF". For more information, visit the Corporation's website at "www.emclairefinancial.com".

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as "believe", "expect", "anticipate", "estimate", "should", "may", "can", "will", "outlook", "project", "appears" or similar expressions. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP.
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period		Year ended
	ended December 31,		December 31,
	2011	2010	2011	2010

Interest income	$ 5,380	$ 5,437	$ 21,279	$ 21,852
Interest expense	1,362	1,593	5,872	7,069
Net interest income	4,018	3,844	15,407	14,783
Provision for loan losses	100	841	420	1,306
Noninterest income	863	793	3,841	4,206
Noninterest expense	3,289	3,053	14,045	13,813
Income before provision for income taxes	1,492	743	4,783	3,870
Provision for income taxes	339	160	950	801
Net income	1,153	583	3,833	3,069
Accumulated preferred stock dividends and discount accretion	120	98	517	393
Net income available to common stockholders	$ 1,033	$ 485	$ 3,316	$ 2,676

Basic and diluted earnings per common share	$0.59	$0.33	$1.98	$1.85
Dividends per common share	$0.16	$0.14	$0.64	$0.56

Return on average assets (1)	0.93%	0.48%	0.78%	0.64%
Return on average equity (1)	9.13%	5.71%	8.44%	7.85%
Return on average common equity (1)	10.23%	5.84%	8.98%	8.48%
Yield on average interest-earning assets	4.75%	4.91%	4.74%	4.94%
Cost of average interest-bearing liabilities	1.54%	1.77%	1.64%	1.95%
Cost of funds	1.24%	1.46%	1.33%	1.62%
Net interest margin	3.59%	3.52%	3.47%	3.39%
Efficiency ratio	62.98%	60.99%	69.70%	71.07%
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(1) Returns are annualized for the three month period ended December 31, 2011.

CONSOLIDATED FINANCIAL CONDITION DATA:		As of		As of
		12/31/2011		12/31/2010

Total assets		$ 491,882		$ 481,885
Cash and equivalents		28,193		19,027
Securities		123,154		125,820
Loans, net		312,545		306,152
Deposits		416,468		409,658
Borrowed funds		20,000		30,000
Common stockholders' equity		40,730		31,583
Stockholders' equity		50,730		39,118

Book value per common share		$23.25		$21.67
Tangible book value per common share		$20.26		$17.77

Net loans to deposits		75.05%		74.73%
Allowance for loan losses to total loans		1.12%		1.33%
Nonperforming assets to total assets		1.19%		1.45%
Earning assets to total assets		95.18%		95.95%
Stockholders' equity to total assets		10.31%		8.12%
Shares of common stock outstanding		1,751,908		1,457,404
CONTACT: William C. Marsh
         Chairman, President and
         Chief Executive Officer

         Phone:  (724) 867-2018
         Email:  wmarsh@farmersnb.com